                                                                      EXHIBIT 99


                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Shareholders of Bay View Capital Corporation:

  We have audited the accompanying consolidated statement of financial condition of Bay View Capital Corporation and subsidiaries (the "Company") as of December 31, 1997, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for the years ended December 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Bay View Capital Corporation and subsidiaries at December 31, 1997, and the results of their operations and their cash flows for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP

San Francisco, California
January 26, 1998